Filed pursuant to Rule 433

Registration Nos. 333-132370 and

333-132370-01

Principal-Protected Notes Based Upon the Levels of Three-Month U.S. Dollar LIBOR and the SIFMA Municipal Swap Index (formerly known as the BMA Municipal Swap Index) Due 2037

Final Terms and Conditions

February 1, 2007

Issuer:	Citigroup Funding Inc.

Issuer Rating:	The creditworthiness of CFI is Aa1/AA- (Moody’s / S&P) based upon a full and unconditional guarantee from its parent company, Citigroup Inc.

Status:	Senior, unsecured

Currency:	United States Dollar (“USD”)

Offering:	Principal-Protected Notes Based Upon the Levels of Three-Month U.S. Dollar LIBOR and the SIFMA Municipal Swap Index (formerly known as the BMA Municipal Swap Index)

Issue Size:	100 Units (Principal Amount of USD 10,000,000)

Trade Date:	February 1, 2007

Issue Date:	February 14, 2007

Maturity Date:	February 14, 2037

Offering Price:	USD 100,000 per Unit

Interest Rate:	Base Interest Rate + Supplemental Rate, if available to be applied, provided that the Interest Rate will not be less than zero and will not exceed the Interest Rate Cap

Base Interest Rate per annum:

Year 1: 9.67%

Years 2-30: Three-month USD LIBOR + 4.35% + 8 x (65% x Average Weekly Three-month USD LIBOR Rate MINUS Average SIFMA Index).

The difference between 65% of the Average Weekly Three-month USD LIBOR Rate and the Average SIFMA Index may be positive, zero or negative but the Base Interest Rate may not be less than zero.

Three-month USD LIBOR:	Three-month USD LIBOR two London Business Days prior to the start of the relevant Interest Period

Average Weekly Three-month USD LIBOR Rate:	For any relevant Interest Period, the arithmetic mean of the weekly three-month U.S. dollar LIBOR reported by Reuters on page “LIBOR01” (or any successor page) each Wednesday at 11:00 am (London time)

Average SIFMA Index:	Daily weighted average of the weekly SIFMA Municipal Swap Index value, which is calculated as follows: i) the sum of x) each applicable SIFMA Municipal Swap Index value reported for an Interest Period multiplied by y) the number of days such SIFMA Municipal Swap Index value is in effect, divided by ii) the total number of days in that Interest Period

Supplemental Rate:	Sum of the Excess Interest Rates for all prior Interest Periods MINUS the sum of the Excess Interest Rates that have been applied to any prior Interest Period, provided that the Interest Rate will not exceed the Interest Rate Cap

Excess Interest Rate:	x) the Interest Rate that would have been applicable to such Interest Period if the Interest Rate Cap were not in effect minus y) the Interest Rate Cap, provided that the Excess Interest Rate cannot be negative

Interest Rate Cap per annum:	The lesser of: a) 17% and b) 1.9 x (Three-month U.S. Dollar LIBOR + 0.20%)

Interest Period:	Each three-month period from and including the Issue Date or an Interest Payment Date, as applicable, to but excluding the next Interest Payment Date or Maturity Date, as applicable

Interest Payment Date:	Quarterly on each February 14, May 14, August 14 and November 14, commencing on May 14, 2007 and ending on the Maturity Date

Payment at Maturity:	For each USD 100,000 note, USD 100,000 plus accrued and unpaid interest, if any

Day Count Convention:	Actual/360

Business Day:	Any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York or in London, England are authorized or obligated by law or executive order to close

Business Day Convention:	Modified Following Business Day Convention

Calculation Agent:	Citigroup Financial Products Inc.

Dealer:	Citigroup Global Markets Inc.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.